Exhibit 16.1

July 11, 2011

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have been furnished with a copy of Item 4.01 of the Current Report on Form 8-K dated July 11, 2011, to be filed with the Securities and Exchange Commission by our former client Zhongpin Inc.. We agree with the statements made in response to that Item insofar as they relate to our Firm. We are not in a position to agree or disagree with other statements of Zhongpin Inc. contained therein.

Very truly yours,

/s/ BDO China Li Xin Da Hua CPA Co., Ltd.
BDO China Li Xin Da Hua CPA Co., Ltd.